Exhibit 99.1

                 Rogers Corporation Appoints Robert Wachob CEO

     ROGERS, Conn.--(BUSINESS WIRE)--April 1, 2004--As announced previously, Robert D. Wachob, has been appointed Chief Executive Officer (CEO) of Rogers Corporation (NYSE:ROG). Mr. Wachob replaces Walter E. Boomer who, effective today, retires as the Company's Chairman and CEO. Mr. Boomer will remain on the Board of Directors.
     Mr. Wachob formerly Rogers' President and Chief Operating Officer, a position he has held since April 2002, will now be President and CEO. During his 20 years at Rogers, Mr. Wachob has held numerous positions of increasing responsibility within the Company beginning in 1984 when he was hired as Director of Marketing. Prior to working for Rogers, he was a sales and marketing executive with Beckman Instruments. He received a Bachelor of Science degree in Chemistry from Northern Illinois University in 1969 and an MBA in Finance from Loyola University in 1972. In addition to Mr. Wachob's role as President and CEO, he will also hold a seat on the Board of Directors.
     Mr. Boomer joined Rogers as President and CEO in March 1997, and has successfully led Rogers through a turbulent period in the global technology market. A decorated 4-Star General, Mr. Boomer brought a wealth of leadership skills to Rogers from his 34-year career in the United States Marine Corps. During his tenure, Rogers experienced its most profitable seven-year period in the Company's more than 170-year history, including a split adjusted stock appreciation of over 380%.
     Mr. Boomer stated, "I look forward to the opportunity to continue to help shape the Company through my role on the Board. The appointment of Bob as my successor gives me tremendous confidence in the future of Rogers."
     Mr. Wachob commented, "Walt's extraordinary leadership has lead Rogers to be successful as a truly multinational company. I have personally gained a great deal having had the chance to work with him. Rogers is more prepared than ever before to meet its customers' needs in the fast-paced global markets. I am pleased to have the opportunity to drive our revenue and profit growth even higher."

     Rogers Corporation, headquartered in Rogers, CT, U.S.A., develops and manufactures high-performance specialty materials, which serve a diverse range of markets including: wireless communications, computers and networking, imaging, transportation and consumer. Rogers operates manufacturing facilities in Connecticut, Arizona, and Illinois in the U.S., in Gent, Belgium, in Suzhou, China, and in Hwasung City, Korea. Sales offices are located in Japan, Hong Kong, Taiwan, Korea, China, and Singapore.

     Safe Harbor Statement

     Statements in this news release that are not strictly historical may be deemed "forward-looking" statements which should be considered as subject to the many uncertainties that exist in the Company's operations and environment. These uncertainties, which include economic conditions, market demand and pricing, competitive and cost factors, and the like, are incorporated by reference in the Rogers Corporation 2003 Form 10-K filed with the Securities and Exchange Commission. Such factors could cause actual results to differ materially from those in the forward-looking statements.

    CONTACT: Editorial and Investor Contact:
             Rogers Corporation
             Edward J. Joyce, 860-779-5705
             edward.joyce@rogerscorporation.com
             www.rogerscorporation.com